EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-174043) and Form S-8 (No. 333-151317), of Western Gas Partners, LP of our report dated March 27, 2012, with respect to the balance sheet of Western Gas Partners, LP’s MGR Assets as of December 31, 2011, and the related statements of income, parent net equity, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Western Gas Partners, LP dated March 27, 2012.

/s/ KPMG LLP

Houston, Texas

March 27, 2012